Exhibit 99.1

Portland, Oregon

December 2, 2010

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2010

Cascade Corporation (NYSE: CASC) today reported its financial results for the third quarter ended October 31, 2010.

Third Quarter Overview

•

Net sales of $107.4 million for the third quarter of fiscal 2011 were 33% higher than net sales of $80.8 million for the third quarter of fiscal 2010, excluding the impact of changes in foreign currency exchange rates.

•	Pre-tax income was $14.8 million for the quarter as compared to $0.4 million in the prior year.

•	Our net income for the third quarter of fiscal 2011 was $8.8 million ($0.79 per diluted share) compared to $0.2 million ($0.01 per diluted share) for the third quarter of fiscal 2010.

Third Quarter Fiscal 2011 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Three Months Ended October 31	2010	2009	% Change
Net sales	$107,377	$80,822	33%
Gross profit	33,792	19,675	72%
Gross profit %	31%	24%
SG&A	18,390	17,144	7%
European restructuring costs	(54)	1,514	—
Operating income	15,456	1,017	—
Interest expense, net	445	513	(13%)
Foreign currency loss, net	232	133
Income before taxes	14,779	371	—
Provision for income taxes	5,995	214	—
Effective tax rate	41%	58%
Net income	$8,784	$157	—
Diluted earnings per share	$0.79	$0.01	—

Cascade Corporation

December 2, 2010

•

Consolidated net sales increased 33% during the third quarter of fiscal 2011, excluding the impact of foreign currency changes, due to higher sales volumes as a result of improving economic conditions and global lift truck market. Details of the change in net sales compared to the prior year third quarter follow (in thousands):

	Amount	Change %
Net sales change	$26,763	33%
Foreign currency change	(208)	0%

Total	$26,555	33%

•

The consolidated gross profit percentage increased during the third quarter of fiscal 2011 from 24% to 31%, primarily as a result of improved cost absorption due to increased sales volumes and the benefit of cost cutting measures implemented during fiscal 2010.

•	Selling and administrative expenses increased 8%, excluding foreign currency changes, due to increased personnel, selling and research and development costs.

•	The effective tax rate of 41% reflects additional valuation allowances related to losses in Europe for which we were unable to realize tax benefits.

•

The provision for income taxes in the third quarter of fiscal 2010 was primarily a result of taxes due in countries where we generated income. We were unable to realize a tax benefit in several European countries where we incurred losses due to valuation allowances.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six to twelve month period, they do not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments	Orders
	Q3 FY11 vs Q3 FY10	Q3 FY11 vs Q3 FY10
North America	25%	49%
Europe	40%	50%
Asia	33%	31%
China	53%	43%
Global	44%	45%

•

Generally global lift truck markets are recovering based on order and shipment rates. However, it is difficult to predict with certainty the pace and extent of the recovery. We believe lift truck shipment levels will continue at current levels for the remainder of the year.

Cascade Corporation

December 2, 2010

North America Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2010	2009	% Change
Net sales	$53,615	$40,215	33%
Transfers between areas	6,433	4,097	57%

Net sales and transfers	60,048	44,312	36%
Gross profit	18,933	13,772	37%
Gross profit %	32%	31%
SG&A	10,365	9,377	11%

Operating income	$8,568	$4,395	95%

•

Net sales increased 33%, excluding the impact of currency changes, primarily due to higher sales volumes as a result of improving economic conditions. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$13,167	33%
Foreign currency change	233	0%

Total	$13,400	33%

•	Our gross profit percentage increased due to improved absorption of costs as a result of higher sales volumes during the current year.

•

Selling and administrative costs increased due to higher executive incentive ($0.6 million) and other personnel costs ($0.7 million) in the current year as a result of improved financial performance in the current year and the reinstatement of previously frozen salary increases. These increases were partially offset by other cost reductions.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2010	2009	% Change
Net sales	$22,653	$18,555	22%
Transfers between areas	180	567	(68%)

Net sales and transfers	22,833	19,122	19%
Gross profit (loss)	3,409	(2,113)	—
Gross profit (loss) %	15%	(11%)
SG&A	4,273	4,657	(8%)
European restructuring costs	(54)	1,514	—

Operating loss	$(810)	$(8,284)	—

Cascade Corporation

December 2, 2010

•

Net sales increased 32%, excluding the impact of currency changes, due to higher sales volumes as a result of a stronger lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$5,927	32%
Foreign currency change	(1,829)	(10%)

Total	$4,098	22%

•

During the third quarter of fiscal 2011, our gross profit margin moved from (11%) to 15% due to higher sales volumes and efficiencies from restructuring our production and distribution activities. The 15% gross profit margin, the highest we have achieved in Europe since the quarter ended October 31, 2008, is primarily a result of our restructuring efforts over the past two years.

•

Restructuring costs in the prior year were primarily a result of terminating production at our facility in the Netherlands. These costs included severance costs of $0.5 million and facility closure costs of $1.0 million.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2010	2009	% Change
Net sales	$16,353	$11,886	38%
Transfers between areas	9	112	(92%)

Net sales and transfers	16,362	11,998	36%
Gross profit	4,601	3,283	40%
Gross profit %	28%	27%
SG&A	2,500	2,029	23%

Operating income	$2,101	$1,254	68%

•

Net sales increased 28%, excluding the impact of currency changes, due to higher sales volumes as a result of an improvement in economic conditions and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$3,278	28%
Foreign currency change	1,189	10%

Total	$4,467	38%

•	Our gross profit percentage increased slightly compared to the prior year due primarily to fluctuations in foreign currency rates.

•	Selling and administrative costs, excluding the impact of currency changes, were 14% higher due to selling and personnel costs.

Cascade Corporation

December 2, 2010

China Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2010	2009	% Change
Net sales	$14,756	$10,166	45%
Transfers between areas	6,012	2,576	133%

Net sales and transfers	20,768	12,742	63%
Gross profit	6,849	4,733	45%
Gross profit %	33%	37%
SG&A	1,252	1,081	16%

Operating income	$5,597	$3,652	53%

•

Net sales increased 43%, excluding currency changes, primarily due to the recovery of the Chinese economy and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$4,391	43%
Foreign currency change	199	2%

Total	$4,590	45%

•	The gross profit percentage in China decreased due to changes in product mix and higher intercompany transfers, which carry lower gross margins.

•	Selling and administrative costs increased 14%, excluding currency changes, primarily due to higher research and development costs.

Other Matters:

•	On November 29, 2010, our Board of Directors declared a quarterly dividend of $0.10 per share, payable on January 12, 2011 to shareholders of record as of December 29, 2010.

•

Free cash flow, a non-GAAP measure, is defined as cash flow from operating activities less capital expenditures. The following table presents a summary of our free cash flow for the three and nine months ended October 31, 2010 and 2009.

	Three Months Ended October 31		Nine Months Ended October 31
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Cash flow from operating activities	$8,624	$3,767	$11,995	$35,216
Capital expenditures	(1,810)	(1,426)	(3,715)	(3,257)

Free cash flow	$6,814	$2,341	$8,280	$31,959

The decrease in free cash flow during fiscal 2011 is primarily a result of higher levels of accounts receivable due to increased sales volumes. Free cash flow levels in fiscal 2010 were primarily the result of lower accounts receivable balances and inventory reductions.

Cascade Corporation

December 2, 2010

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, December 2, 2010 at 2:00 pm PST. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (877) 941-2333, International callers can access the call by dialing (480) 629-9723. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4383317, or internationally, by dialing (303) 590-3030 and entering passcode 4383317.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

December 2, 2010

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Net sales	$107,377	$80,822	$299,510	$233,781
Cost of goods sold	73,585	61,147	208,484	181,104

Gross profit	33,792	19,675	91,026	52,677

Selling and administrative expenses	18,390	17,144	55,652	53,417
European restructuring costs	(54)	1,514	15	17,880

Operating income (loss)	15,456	1,017	35,359	(18,620)
Interest expense	502	586	1,656	1,383
Interest income	(57)	(73)	(142)	(243)
Foreign currency loss, net	232	133	752	284

Income (loss) before provision for income taxes	14,779	371	33,093	(20,044)
Provision for income taxes	5,995	214	15,411	4,175

Net income (loss)	$8,784	$157	$17,682	$(24,219)

Basic earnings (loss) per share	$0.81	$0.01	$1.63	$(2.24)

Diluted earnings (loss) per share	$0.79	$0.01	$1.60	$(2.24)

Basic weighted average shares outstanding	10,906	10,824	10,876	10,813
Diluted weighted average shares outstanding	11,092	11,004	11,083	10,813

Cascade Corporation

December 2, 2010

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	October 31,	January 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$26,197	$20,201
Accounts receivable, less allowance for doubtful accounts of $1,444 and $1,328	74,072	50,910
Inventories	66,516	63,466
Deferred income taxes	4,350	4,230
Assets available for sale	9,379	9,125
Prepaid expenses and other	9,882	12,334

Total current assets	190,396	160,266
Property, plant and equipment, net	69,637	73,408
Goodwill	87,511	84,122
Deferred income taxes	18,450	21,022
Intangible assets, net	644	763
Other assets	2,950	2,350

Total assets	$369,588	$341,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$743	$2,927
Current portion of long-term debt	559	499
Accounts payable	23,807	20,542
Accrued payroll and payroll taxes	7,972	7,683
Accrued restructuring costs	807	5,260
Other accrued expenses	15,478	10,977

Total current liabilities	49,366	47,888
Long-term debt, net of current portion	55,495	55,990
Accrued environmental expenses	3,410	4,161
Deferred income taxes	4,218	4,839
Employee benefit obligations	9,561	9,120
Other liabilities	4,955	4,171

Total liabilities	127,005	126,169

Commitments and contingencies

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 10,961 and 10,885 shares issued and outstanding	5,481	5,443
Additional paid-in capital	8,840	7,119
Retained earnings	195,566	179,747
Accumulated other comprehensive income	32,696	23,453

Total shareholders’ equity	242,583	215,762

Total liabilities and shareholders’ equity	$369,588	$341,931

Cascade Corporation

December 2, 2010

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$8,784	$157	$17,682	$(24,219)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Fixed asset write off due to restructuring	202	(56)	215	4,829
Depreciation	2,535	2,973	7,508	9,064
Amortization	35	123	119	356
Share-based compensation	499	709	2,138	2,852
Deferred income taxes	856	3,424	1,774	1,736
Loss (gain) on disposition of assets, net	(26)	56	(20)	90
Changes in operating assets and liabilities:
Accounts receivable	(7,395)	(2,478)	(20,995)	15,477
Inventories	(1,300)	4,761	(1,577)	27,281
Prepaid expenses and other	996	(1,471)	(2,735)	862
Accounts payable and accrued expenses	(450)	152	1,887	(73)
Income taxes payable and receivable	3,671	(4,677)	6,165	(2,138)
Other assets and liabilities	217	94	(166)	(901)

Net cash provided by operating activities	8,624	3,767	11,995	35,216

Cash flows from investing activities:
Capital expenditures	(1,810)	(1,426)	(3,715)	(3,257)
Proceeds from disposition of assets	1,065	36	1,182	166

Net cash used in investing activities	(745)	(1,390)	(2,533)	(3,091)

Cash flows from financing activities:
Cash dividends paid	(1,097)	—	(1,863)	(1,087)
Common stock issued under share-based compensation plans	—	—	14	—
Tax effect on share-based compensation	(393)	—	(393)	—
Payments on long-term debt	(21,635)	(21,124)	(54,634)	(76,859)
Proceeds from long-term debt	22,250	16,500	53,750	36,000
Notes payable to banks, net	(1,360)	2,010	(2,266)	838

Net cash used in financing activities	(2,235)	(2,614)	(5,392)	(41,108)

Effect of exchange rate changes	(1,810)	(2,050)	1,926	(6,662)

Change in cash and cash equivalents	3,834	(2,287)	5,996	(15,645)
Cash and cash equivalents at beginning of period	22,363	17,827	20,201	31,185

Cash and cash equivalents at end of period	$26,197	$15,540	$26,197	$15,540